UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Kraton Performance Polymers, Inc.

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Supplement to the Proxy Statement of
Kraton Performance Polymers, Inc. Dated April 15, 2015
For the Annual Meeting of Stockholders
To Be Held On June 3, 2015

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
Commencing on or about May 28, 2015, Kraton Performance Polymers, Inc. (the “Company” or “Kraton”) sent the following communication to certain stockholders.
Dear Stockholder:
We are writing to ask you to support the Board of Directors’ recommendation and vote FOR Kraton’s stockholder advisory “say-on-pay” proposal included in Proposal 2 in the Company’s April 15, 2015 proxy statement for its June 3, 2015 annual stockholders meeting. Glass Lewis & Co., LLC issued a report on May 15, 2015 recommending that stockholders vote FOR the say-on-pay proposal (Proposal 2). However, Institutional Shareholder Services Proxy Advisory Services (“ISS”) issued a report on May 20, 2015 recommending that stockholders vote against the say-on-pay proposal. Kraton’s Board of Directors believes that the ISS analysis is flawed for the reasons set forth below.

I.
Kraton has demonstrated pay-for-performance in its compensation plans, despite the ISS perspective on pay for performance misalignment.. As stated in Kraton’s 2015 proxy statement, CEO realized and realizable pay both reflect the Compensation Committee’s focus on pay-for-performance. This has been accomplished by tying 74% of the CEO’s total compensation to variable pay, which is significantly aligned with stockholder value. Since 2013, performance units have represented at least one-third of the total equity grant. In 2015, the Compensation Committee tied two-thirds of the total equity grant to performance units, further aligning compensation with stockholder value.

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II.
Kraton proactively modified its executive compensation program for 2015. These changes were acknowledged in the ISS report. At the June 3, 2014 annual meeting of stockholders, the Advisory Vote on Executive Compensation received the support of 69.6 percent of votes cast, versus the 97.3 percent votes in favor at the 2013 annual meeting of stockholders. In response, the Compensation Committee reached out to stockholders representing 66 percent of outstanding shares. Based on feedback from a series of teleconferences with those stockholders, changes were made to Kraton's annual and long term incentive plans for 2015, long before the ISS report was issued. These changes included:

▪	Migrating 2/3 of the long term incentive grant to performance units, specifically:

◦	Continuing to focus on a return metric in performance units, while increasing the expected returns year-over-year and

◦	Adding a relative metric into the performance units through total shareholder return (“TSR”) performance.

▪
Returning to a three year long term incentive performance period (which had only been a one-year metric in 2014 given the pending business combination with the styrenic block copolymer business of LCY Chemical Corporation ("LCY") as discussed more fully below). Further, the one-year metric, as disclosed, resulted in only a threshold performance, which is still subject to time vesting through 2017.

▪	Eliminating stock option grants for 2015 (option grants apparently constituting a significant portion of the rationale for the ISS no vote recommendation).
These changes address a substantial portion of the stated reasons for the ISS no vote recommendation, but ISS accords them insufficient weight to make a difference in its recommendation.

III.
The 2014 cash incentive plan goals were set at appropriate levels. The ISS report acknowledges the incentive plans, which were in place in 2014, yielded below target realized compensation for below target corporate performance. The $348,250 annual incentive award for the CEO represents a 31.2 percent year over year decrease, even though year over year EBITDA, net income, and EPS improved. However, the ISS report criticizes Kraton for goals, which were lower than the prior year. As discussed in 2014, we operate in a cyclical industry and we are impacted by commodity prices. For each one year annual performance cycle the Compensation Committee makes an assessment of Kraton's business plan, and sets annual incentive targets accordingly. Clearly, even though business performance improved year-over-year from 2013, cash incentive paid to our CEO was less, further exemplifying pay-for-performance.

IV.
The 2014 performance unit goals were set at appropriate levels, even though it was a one-year metric. As explained more fully in our proxy statement, the Compensation Committee set a one-year metric given the pending LCY transaction at the beginning of 2014, which was anticipated to close during the same year, to avoid any concerns with Compensation Committee discretion in determining whether the performance goals were attained following the transaction. Further, ISS acknowledged the return in 2015 to a three-year metric, as the Compensation Committee had set in the 2013

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performance units. ISS chose to ignore the results in favor of a focus on the form of 2014 grants.

V.
The ISS quantitative screen for 2015 registers a “medium concern” versus the “high concern” reported in the 2014 ISS report. This normally indicates not only that the annual incentive plan is paying commensurate with corporate performance, but that the long term incentive grant values are aligned with performance.

VI.
If the long term incentive design has been corrected going forward, and if 2014 realized compensation and grant values are aligned with performance, why exactly is ISS recommending a no vote? In order to assess that, it is necessary to isolate and review the four specific negative remarks in the ISS report:

1.
CEO base pay increased $72,500 or 9.4 percent. Our CEO’s compensation lagged the peer group median for many years, and the change was effected to bring him in line with the median. The Compensation Committee determined to make this change for purposes of retention and motivation, as we navigate difficult market conditions. ISS has chosen to second guess the Compensation Committee’s judgment on this change, and the first reason proffered for the no vote recommendation is the base salary increase. We submit that this change is not grounds for a no vote recommendation.

2.
The CEO’s long term incentive award for 2014 is “majority time based.” In fact, the award consists of 1/3 performance units, 1/3 stock options, and 1/3 time vested restricted stock. In this respect, the award resembles the awards made to the CEOs of many of Kraton’s peers. We disagree that stock options are not performance-based, as the value of a stock option is not realized unless and until the stock performance exceeds the price of the option, and thus is aligned with our stockholders. In addition, as indicated above, for 2015 the CEO’s long term incentive consists of 2/3 performance units. We submit that the 2014 award mix, when considered as performance-based and in light of the 2015 change, is not grounds for a no vote recommendation.

3.
The CEO option grant increased in size 30 percent year over year. This statement on the part of ISS report is simply not accurate. Following is the valuation contained in our 2015 proxy statement, versus the valuation contained in the ISS report:

Year	Proxy reported value	Percentage increase	ISS reported value	Percentage increase
2013	$799,993	12.5%	$1,003,734	30%
2014	$900,001		$1,308,361
ISS uses a different methodology for determining option value than is utilized for financial reporting and disclosure purposes, which, in our view, substantially overvalues option compensation. In practice, our Compensation Committee makes its market-based recommendation, and the number of shares is determined based on a pre-established grant date and valuation methodology, as stated in the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan. When considering that the option value increased only 12.5%, and that Kraton made performance unit grants in 2015 in lieu of stock options,

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the size of the option grant should not be grounds for a no vote recommendation.

4.
The annual incentive target for 2014 is lower than 2013. As noted above, for each one year annual performance cycle the Compensation Committee makes an assessment of Kraton's business plan, given all of the market conditions at the time of the review, and sets annual incentive targets accordingly. Indeed, despite posting superior year over year earnings performance 2014 over 2013, the CEO’s annual incentive payment was cut 31.2 percent. We do not believe that annual incentive targets must be drawn higher year over year regardless of market conditions. Considering where the annual incentive plan actually paid in 2014, we do not believe that setting a lower 2014 target performance versus 2013 target performance is grounds for a no vote recommendation.

VII.
Conclusion. The reasons stated for a no vote recommendation in the ISS report are dated, and in part factually inaccurate. They represent an effort to substitute the views of ISS for the judgment of the Compensation Committee and ignore existing market conditions. The ISS report ignores the results of ISS’s own quantitative screen, and accords no weight to the previously implemented changes and improvements to Kraton's executive compensation program for 2015, which ISS itself acknowledged have been made and discussed in advance, with both our stockholders and ISS.

For the foregoing reasons, we believe that the compensation paid under our program is appropriate, and we strongly disagree with ISS’s recommendation and analysis. We ask you to support the recommendation of our board of directors and cast an advisory vote FOR the Kraton say-on-pay proposal (Proposal 2). If you have already cast a vote against the proposal, we urge you to reconsider that determination and submit a new vote in favor of the proposal. Your vote is very important and we appreciate your continued support of the Company. Thank you for your consideration.
Sincerely,
KRATON PERFORMANCE POLYMERS, INC.
Houston, Texas
May 27, 2015

This information is first being released to stockholders on or about May 28, 2015, and should be read together with the proxy statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

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